                                                                      EXHIBIT 11

                            KRAUSE'S FURNITURE, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        FISCAL YEAR ENDED
                                      THIRTY-NINE        THIRTY-NINE        -----------------------------------------
                                      WEEKS ENDED        WEEKS ENDED        JANUARY 28,   DECEMBER 31,   DECEMBER 31,
                                    OCTOBER 27, 1996   OCTOBER 29, 1995        1996           1994           1993
                                    ----------------   ----------------     -----------   ------------   ------------
Income (loss) before extraordinary
  items...........................      $(12,374)          $ (4,487)          $(8,715)      $  5,831       $ (9,751)
Extraordinary items...............            --                 --                --           (436)          (221)
                                        --------            -------           -------         ------        -------
Net income (loss).................      $(12,374)          $ (4,487)          $(8,715)      $  5,395       $ (9,972)
                                        ========            =======           =======         ======        =======
Weighted average number of shares
  outstanding(C)
  Common stock....................         7,661              3,905             3,950          3,523          2,510
  Common stock equivalents(A):
     Convertible preferred
       stock......................            --                 --                --          1,778             --
     Stock options(B).............            --                 --                --             80             --
     Warrants(B)..................            --                 --                --             13             --
                                        --------            -------           -------         ------        -------
          Total...................         7,661              3,905             3,950          5,394          2,510
                                        ========            =======           =======         ======        =======
Income (loss) per share:
  Income (loss) before
     extraordinary items..........      $  (1.62)          $  (1.15)          $ (2.21)      $   1.08       $  (3.88)
  Extraordinary items.............            --                 --                --           (.08)          (.09)
                                        --------            -------           -------         ------        -------
  Net income (loss)...............      $  (1.62)          $  (1.15)          $ (2.21)      $   1.00       $  (3.97)
                                        ========            =======           =======         ======        =======

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(A) Common stock equivalents are excluded from the calculation in loss years since they are anti-dilutive.

(B) Computations of dilutive stock options and warrants is based on the treasury stock method using the average market price.

(C) All share and per share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.